                                                                     EXHIBIT 4.9


                                 AMENDMENT NO. 3
                                     TO THE
                      AMENDED AND RESTATED RIGHTS AGREEMENT

     THIS AMENDMENT NO. 3, dated as of June 4, 2002 (the "Amendment") to the Amended and Restated Rights Agreement dated as of March 17, 1997 (the "Amended and Restated Rights Agreement"), between MOTHERS WORK, INC., a Delaware corporation (the "Company") and STOCKTRANS, INC. (the "Rights Agent").

     WHEREAS, effective October 5, 1995 (the "Rights Dividend Declaration Date"), the Board of Directors of the Company authorized and declared a distribution of one right for each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") outstanding at the Close of Business on October 16, 1995 (the "Record Date"), and authorized the issuance of one right (subject to adjustment) for each share of Company Common Stock issued between the Record Date (whether originally issued or delivered from the Company's treasury) and, except as otherwise provided in Section 22 of the Rights Agreement, the Distribution Date, each right issued in respect of a share of Company Common Stock ("Right") initially representing the right to purchase, upon the terms and subject to the conditions hereinafter set forth, one Unit of Series B Junior Participating Preferred Stock;

     WHEREAS, on March 17, 1997, the Company entered into the Amended and Restated Rights Agreement to amend the Rights Agreement dated as of October 9, 1995 (the "Rights Agreement") to, among other things, insert provisions relating to an inadvertent triggering of the impact of the Rights, and to restate the Rights Agreement, as thereby amended, in its entirety;

     WHEREAS, on June 4, 1997 and October 24, 2001, respectively, the Company and the Rights Agent entered into amendments No. 1 and No. 2 to the Amended and Restated Rights Agreement;

     WHEREAS, the Company desires to further amend the Amended and Restated Rights Agreement to increase the number of Company Common Shares that may be beneficially owned by the Meridian Group, an Exempt Person, provided that the Meridian Group shall immediately and thereafter cease to be an Exempt Person if it, individually or together with its Affiliates or Associates, acquires additional shares resulting in its aggregate beneficial ownership of Company Common Stock to exceed the number of shares of Company Common Stock beneficially owned by it on the close of business on June 3, 2002; to add a new provision related to beneficial ownership in order to exclude, under certain circumstances, any deemed attribution of beneficial ownership between a specific individual and the Meridian Group; to amend the definition of "Independent Director" in Section 1(l) thereof; and to amend the definition of "Meridian Group" in Section 1(o) thereof.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     SECTION 1. Section 1, paragraph (c) of the Amended and Restated Agreement is amended to read in its entirety as follows:

     (c) A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities:

        (i) of which such Person or any of such Person's Affiliates or Associates is considered to be a "beneficial owner" under Rule 13d-3 of the General Rules and Regulations under the Exchange Act (the "Exchange Act Regulations") as in effect on the date hereof; provided, however, that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own", any securities under this subparagraph (i) as a result of an agreement, arrangement or understanding to vote such securities if such agreement, arrangement or understanding (A) arises solely from a revocable proxy given in response to a proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the Exchange Act Regulations and
(B) is not reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report);

        (ii) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) with which such Person (or any of such Person's Affiliates or Associates) has any agreement, arrangement or understanding (whether or not in writing), for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in the proviso to subparagraph (i) of this paragraph (c) of Section 1) or disposing of such securities; or

        (iii) which such Person or any of such Person's Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that under this paragraph (c) a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own", (A) securities tendered pursuant to a tender or exchange offer made in accordance with Exchange Act Regulations by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (B) securities that may be issued upon exercise of Rights at any time prior to the occurrence of a Triggering Event, or (C) securities that may be issued upon exercise of Rights from and after the occurrence of a Triggering Event, which Rights were acquired by such Person or any of such Person's Affiliates or Associates prior to the Distribution Date or pursuant to Section 3(c) or Section 22 (the "Original Rights") or pursuant to Section 11(i) in connection with an adjustment made with respect to any Original Rights.

PROVIDED, HOWEVER, any of the foregoing to the contrary notwithstanding, (x) a certain individual, Robert Brown ("Brown," an individual who has served as a general partner of certain entities within the Meridian Group), shall not be deemed to beneficially own shares of Company Common Stock beneficially owned by the Meridian Group during such time as it remains an Exempt Person, and (y) the Meridian Group shall not be deemed to beneficially own any shares beneficially owned by Brown at any time during which this Amended and Restated Rights Agreement is in effect, so long as Brown shall not be the beneficial owner of 10% or more of the




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

Company Common Stock then outstanding, provided, in the case of each of clause (x) and clause (y), neither Brown nor the Meridian Group acquires or holds beneficial ownership of any shares of Company Common Stock for the purpose or with the effect of changing or influencing control of the Company, or participates in any transaction (other than a transaction approved by the Board of Directors of the Company) having such purpose or effect.

     SECTION 2. Section 1, paragraph (j) of the Amended and Restated Rights Agreement is amended to read in its entirety as follows:

     (j) "Exempt Person" means:

        (i) the Company, any Subsidiary of the Company, any employee benefit plan or employee stock plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed, established or holding Company Common Stock for or pursuant to the terms of any such plan;

        (ii) any member of the Matthias Group, any member of the Mass Financial Group, or any member of the Crown Group; PROVIDED, HOWEVER, that all the members of the Mass Financial Group or the Crown Group, as applicable, shall immediately and thereafter cease to be an Exempt Person if the members of such group shall acquire, at any time after the Rights Dividend Declaration Date, additional shares resulting in an increase in such group's aggregate beneficial ownership of Company Common Stock from time to time outstanding by more than 46,833 shares of Company Common Stock; and PROVIDED, FURTHER, that all members of the Matthias Group shall immediately and thereafter cease to be an Exempt Person if such group at any time shall acquire additional shares resulting in an increase in its aggregate beneficial ownership of Company Common Stock from time to time outstanding, except for increases resulting from the future issuance to such members of options hereafter issued by the Company, or by inheritance or laws of descent;

        (iii) any member of the Meridian Group, PROVIDED, HOWEVER, that all members of the Meridian Group shall immediately and thereafter cease to be an Exempt Person if the members of such group shall acquire, at any time after the Rights Dividend Declaration Date, additional shares resulting in such group's aggregate beneficial ownership of Company Common Stock to exceed the aggregate number of shares of Company Common Stock held by such group on the close of business on June 3, 2002 (such aggregate number of shares to be appropriately adjusted for a dividend or distribution on Company Common Shares payable in such shares or securities convertible into such shares (other than the Rights) or for any subdivision, combination or reclassification of such Company Common Stock;

        (iv) Robert Fleming Inc. ("Fleming"); PROVIDED, HOWEVER, that Fleming shall immediately and thereafter cease to be an Exempt Person if it, individually or together with its Affiliates or Associates, shall acquire, at any time after May 22, 1997, additional shares resulting in an increase in its aggregate beneficial ownership of Company Common Stock from time to time outstanding by more than 46,833;

        (v) Centre Capital Investors III, L.P. ("Centre Capital"), Centre Capital Individual Investors III, L.P. ("Centre Individual"), Centre Capital Offshore Investors III,

L.P. ("Centre Offshore"), Centre Capital Tax-Exempt Investors III, L.P.
("Centre Tax-Exempt") and Centre Partners Coinvestment III, L.P. ("Centre Coinvestment" and Centre Coinvestment, Centre Capital, Centre Individual, Centre Offshore, Centre Tax-Exempt, Centre Partners Management, LLC and their Affiliates are sometimes collectively referred to herein as "Centre Partners") insofar as Centre Partners (or any of them) acquires the Series C Shares, acquires up to 400,000 shares of Company Common Stock pursuant to the Purchase Right during the Open Market Purchase Period (the "Open Market Shares"), acquires up to 175,000 shares of Company Common Stock upon exercise of a certain Warrant(s) dated October 17, 2001 issued to Centre Partners (the "Warrant Shares") and acquires up to 193,229 shares of Company Common Stock issued upon exercise of the Conversion Right (the "Conversion Shares"); PROVIDED, HOWEVER, that Centre Partners and all of its officers, directors, employees and Affiliates shall immediately and thereafter cease to be an Exempt Person if it, individually or together with its Affiliates or Associates, shall acquire, at any time hereafter, additional shares of Common Stock other than the Series C Shares, the Open Market Shares, the Warrant Shares and the Conversion Shares which acquisition results in Centre Partners' aggregate beneficial ownership of Company Common Stock then outstanding equaling or exceeding 10%; and

        (vi) any Person who would otherwise become an Acquiring Person solely by virtue of a reduction in the number of outstanding shares of Company Common Stock; PROVIDED, HOWEVER, that such Person shall not be an Exempt Person if, subsequent to such reduction, such Person shall become the Beneficial Owner of any additional shares of Company Common Stock.

     SECTION 3. Section 1, paragraph (l) of the Amended and Restated Rights Agreement is amended to read in its entirety as follows:

     (l) "Independent Director" means a member of the Board of Directors of the Company who is not an officer or employee of the Company, and who is not an Acquiring Person or an Affiliate or Associate of an Acquiring Person or a representative of an Acquiring Person or of any such Affiliate or Associate.

     SECTION 4. Section 1, paragraph (o) of the Amended and Restated Rights Agreement is amended to read in its entirety as follows:

     (o) "Meridian Group" means Meridian Venture Partners and MVP Distribution Partners, or any Affiliate or Associate of either of them, but shall expressly exclude Brown.

     SECTION 5. The first two paragraphs and the eighth paragraph of the form of Summary of Rights set forth in Exhibit C attached to the Amended and Restated Rights Agreement are hereby amended to read in their entirety as set forth in Exhibit C.3 attached hereto.

     SECTION 6. The terms "Agreement" and "Rights Agreement" as used in the Amended and Restated Rights Agreement shall be deemed to refer to the Amended and Restated Rights Agreement as amended hereby. This Amendment shall be effective as of the date hereof and, except as set forth herein, the Amended and Restated Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

     SECTION 7. This Amendment may be executed (including by facsimile) in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the date first above written.


ATTEST:                                        MOTHERS WORK, INC.


By: /s/ DAN W. MATTHIAS                        By: /s/ REBECCA C. MATTHIAS
    -------------------------                      -------------------------
        Dan W. Matthias                                Rebecca C. Matthias
        Secretary                                      President



ATTEST:                                        STOCKTRANS, INC.


By: /s/ GINA HARDIN                            By: /s/ JONATHAN MILLER
    -------------------------                      -------------------------
        Gina Hardin                                    Jonathan Miller
        Vice-President                                 President














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